EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

OutSource International, Inc. and Subsidiaries:

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-33443 of OutSource International, Inc. and Subsidiaries on Form S-1 of our report dated April 4, 1997 (October __, 1997, as to the effects of the reverse stock split discussed in Note 10) on the consolidated financial statements of OutSource International, Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our audit of the consolidated financial statements referred to in our aforementioned report also included the consolidated financial statement schedule for the years ended December 31, 1995 and 1996 of OutSource International, Inc. and Subsidiaries, listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


Fort Lauderdale, Florida
October __, 1997

                          ___________________________



The consolidated financial statements reflect the .65 for one reverse split of the Company's outstanding common stock which is to be effected on or about October 28, 1997. Our consent is in the form which will be furnished by Deloitte & Touche LLP upon completion of such reverse split, which is described in Note 10 to the consolidated financial statements and assuming that from April 4, 1997 to the date of such reverse split, no other events shall have occurred that would affect the accompanying consolidated financial statements and notes thereto.

/s/ DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida
October 1, 1997